Exhibit 99.07

Southern Company
Financial Overview
As Reported
(In Millions of Dollars)
	Three Months Ended December			Year-to-Date December
	2020	2019	% Change	2020	2019	% Change
Southern Company[1,2] –
Operating Revenues	$5,117	$4,914	4.1%	$20,375	$21,419	(4.9)%
Earnings Before Income Taxes	307	335	(8.4)%	3,496	6,542	(46.6)%
Net Income Available to Common	387	440	(12.0)%	3,119	4,739	(34.2)%

Alabama Power –
Operating Revenues	$1,385	$1,363	1.6%	$5,830	$6,125	(4.8)%
Earnings Before Income Taxes	162	67	141.8%	1,502	1,355	10.8%
Net Income Available to Common	128	88	45.5%	1,150	1,070	7.5%

Georgia Power –
Operating Revenues	$1,938	$1,703	13.8%	$8,309	$8,408	(1.2)%
Earnings Before Income Taxes	118	128	(7.8)%	1,727	2,192	(21.2)%
Net Income Available to Common	164	122	34.4%	1,575	1,720	(8.4)%

Mississippi Power –
Operating Revenues	$277	$294	(5.8)%	$1,172	$1,264	(7.3)%
Earnings Before Income Taxes	8	3	166.7%	166	169	(1.8)%
Net Income Available to Common	14	—	N/M	152	139	9.4%

Southern Power[2] –
Operating Revenues	$396	$411	(3.6)%	$1,733	$1,938	(10.6)%
Earnings (Loss) Before Income Taxes	(32)	(28)	14.3%	210	273	(23.1)%
Net Income Available to Common	26	23	13.0%	238	339	(29.8)%

Southern Company Gas –
Operating Revenues	$1,072	$1,131	(5.2)%	$3,434	$3,792	(9.4)%
Earnings Before Income Taxes	305	307	(0.7)%	763	715	6.7%
Net Income Available to Common	230	238	(3.4)%	590	585	0.9%
N/M - Not meaningful
Notes
- See Financial Highlights pages for discussion of certain significant items occurring during the periods presented.
(1)Earnings comparisons to the prior year were significantly impacted by the gain associated with the sale of Gulf Power Company on January 1, 2019.
(2)Earnings and revenue comparisons to the prior year were significantly impacted by Southern Power's dispositions of Plant Nacogdoches on June 13, 2019 and Plant Mankato on January 17, 2020.